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                           SUBSIDIARIES OF eLOT, INC.

                          JURISDICTION OF         %
NAME                       INCORPORATION      OWNERSHIP       BUSINESS

eLottery, Inc.                Delaware           100%       Lottery retailing
                                                            services and systems

UniStar Entertainment, Inc.    Idaho             100%       Lottery management

All listed subsidiaries do business only under their corporate names listed above. Certain inactive and immaterial subsidiaries, which if considered in the aggregate as a single subsidiary would not constitute a "significant subsidiary" as defined in Rule 1-02(w) of the Commission, as of December 31, 1999, are not listed.